8-28-2024

Dear Andrew (“Andy”) Childs,

It is our pleasure to offer you the position of Interim CFO (Chief Financial Officer) and Corporate Secretary with Pineapple Energy, Inc. (the “Company”). Your work location will be the SUNation Office located at 171 Remington Blvd. Ronkonkoma, NY 11779. This position will report to Scott Maskin, Interim CEO.

Start Date for Hire: 8-28-2024

You will devote your full business time and best efforts to the performance of your job and perform such duties as are assigned to you by the Company.

Compensation: Your total compensation will consist of a weekly salary payable on the Company’s regular paydays. All compensation is less tax and withholding required by law as well as those deductions authorized by you.

Annual Salary = $250,000.00

Bonus Potential = Up to 40% of your base salary.

Employee Bonus Program: The Company Employee Bonus Program is discretionary based on goals established by the Company’s Board of Directors and may be changed from time to time. Any bonus payable shall be paid as a lump sum by March 15 of the calendar year following the year for which the bonus was calculated. Employee must be employed by the Company on the date of the payment of any bonus to earn any bonus under the Company’s Employee Bonus Program.

Initial goal for 50% of the total annual bonus is as follows:

1.	Successful PIPE exchange into new vanilla preferred shares
2.	$5M Equity Raise to shore up the balance sheet and remove the “going concern” auditors statement in our financial statements
3.	$35M Debt/Equity Raise to acquire 1-2 companies and clean up the debt schedule

Benefits: You will be eligible to participate in employee benefits and Paid Time Off programs (PTO) provided by the Company to its employees generally, subject to the terms, conditions and eligibility requirements of the applicable plans and policies as modified by the Company from time to time. PTO is paid at your base rate of compensation in effect at the time that you take the PTO. PTO is accrued based on years of service. Your hire year PTO is accrued at 1.846 hours per week with a maximum of 12 days for the year. You will be eligible for Holiday Pay on the 8 Holidays designated by the company. Based on your date of hire, you may be eligible for 2 floating holidays after 90 days of employment. Your first year PTO will be prorated according to your hire date, and you will be eligible after 30 days

10900 Red Circle Drive • Minnetonka, MN • 1-800-268-5130 • 952-996-1674 • www.pineappleenergy.com except for NYSSL (NY Sick and Safe Leave). If additional time off is needed, with approval of your supervisor you may be able to take additional unpaid time off. Working remotely, a benefit offered sparingly to key employees, will not require the use of PTO days. The entire PTO policy is available in the employee handbook.

Medical/Dental/Vision/Life/Accident/STD/LTD/HSA/CI/ insurance is available following 30 days of employment.

401K: You will automatically be enrolled at 6% Pre-Tax contribution at 90 Days and must sign in to the 401K website to change your contribution or opt out. The Company matches .50/$1 up to a total of 3%.

Mind/Body/Wellness: The Company will reimburse you up to $35/month for activities with a wellness benefit. Some examples include: gym membership, yoga or painting classes, craft or athletic equipment or registration fees to compete in athletic events. Eligible at 90 Days.

Our offer is contingent upon each of the following:

First and foremost, this offer is conditioned on your not being subject to any agreement or understanding that would hinder the full and complete performance of your duties as an employee of our Company.

The Immigration Reform and Control Act of 1986 requires all US employers to verify all prospective employees’ identity and authority to work in the United States. For this verification, you will need to complete an I-9 Employment Eligibility form and provide the required documentation within the time required by law.

Conditions: Employee will have access to, extremely sensitive confidential, proprietary and trade secret information relating to the Company, its employees, and its customers. As a result, Employee’s continued employment with the Company are strictly conditioned on Employee agreeing to the confidentiality provisions and postemployment restrictions.

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Company and Employee, the parties agree as follows:

1.  Employment Duties: No Conflict; Contingency. The Company hereby agrees to continue to employ Employee pursuant to the terms and conditions of this Agreement and Employee accepts such employment. Employee agrees to perform the duties consistent with his position and other duties as may be requested by the Company from time to time. Employee will perform his duties with a high level of professionalism and integrity. Employment pursuant to this Agreement is subject to all Company policies in effect throughout Employee’s employment. During the term of Employee’s employment with the Company, Employee will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement except as expressly permitted by the Company in writing.

2.    Employment at Will. Employee’s employment with the Company is at-will and continues until terminated by the Company or Employee for any reason.

3.   Termination. Employee’s employment with the Company may be terminated at any time upon sixty (60) days’ written notice by (a) the Company to Employee in person or by certified mail to Employee’s address on record at the Company, or (b) Employee to the then-current Chair of the Board in person or by certified mail to the Company.

(a) Upon termination of Employee’s employment with the Company, Employee shall be entitled to receive:

(i)	Base Salary owed through the Termination Date,
(ii)	reimbursement of reasonable expenses incurred as of the Termination Date.

Such amounts shall be paid within fourteen (14) days of the Termination Date. Employee acknowledges and agrees that said payments, as applicable, shall be in full satisfaction of any amount due to Employee by the Company, and Employee shall not be entitled to any further payment, severance, benefits continuation, damages, or any additional compensation whatsoever.

(b)  Termination by the Company for Cause - If the Employee’s employment is terminated by the Company for Cause, termination will be immediate. For purposes of this Agreement, “Cause” means:

(i)	gross negligence or gross neglect of duties;

(ii)  commission of any felony, or a gross misdemeanor involving moral turpitude that in the reasonable determination of the Board is materially and demonstrably injurious to the Company or that impairs Employee’s ability to substantially perform Employee’s duties with the Company or any of its affiliates;

(iii)   fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a Company policy that, after warning, remains a continuing violation, committed in connection with the Employee’s employment;

(iv)  conduct that, in the judgment of the Board, results in damage to the Company’s business, property, reputation, or goodwill, including allegations of sexual harassment or discrimination;

(v) breach of or inability to perform Employee’s obligations under this Agreement other than by reason of disability or death; or
(vi)	failure to follow a directive of the Board

4.    Proprietary Information. During the course of employment with the Company Employee will Have access to the Company’s proprietary and trade secret information. Maintaining the confidentiality of such information is important to the Company’s competitive position in the industry and ultimately to the Company’s ability to achieve financial success and provide employment opportunities. Employee will not discuss the business affairs and operations of the Company with anyone outside of the Company except when required in the normal course of business. To the extent Employee has access to proprietary and/or trade secret information, he is responsible for the security of that information. Extreme care must be exercised to insure that such information is safeguarded to protect the Company, its suppliers, clients, and employees.

5.    Confidential Information. Employee recognizes and acknowledges that Employee will have access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. Employee shall not at any time, either during or after termination of employment, directly or indirectly disclose to others, use, copy or permit to be copied, except as directed by law or in accordance with Employee’s duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Employee), without the prior written consent of the Company. The term “Confidential Information” means any secret or non-public information or know-how relating to the Company and its business, and shall include but not be limited to information relating to the Company’s plans, customers, costs, prices, personnel, business relationships, uses and applications of products and services, results of investigations, studies owned or used by the Company, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by the Company, before or during the term of Employee’s employment with the Company, that are not readily available to the public or that are maintained as confidential by the Company. Employee shall maintain in confidence any Confidential Information of third parties, received as a result of the Employee’s employment, in accordance with the Company’s obligations to such third parties and the policies established by the Company.

Consistent with state and federal law, nothing in this Agreement is intended to limit Employee’s right to discuss the terms, wages, and working conditions of his employment; or prohibits Employee from reporting possible violations of law to a government agency or attorney, including information about trade secrets in a document filed in a lawsuit if the disclosure is made in confidence, good faith, solely for the purpose of reporting or investigating a suspected violation of law and is done only as permitted by law.

6.    Conflict of Interests. The Company expects all employees to conduct business according to the highest ethical standards of conduct. Employee is expected to devote his best efforts to the interests and business of the Company. Business dealings that create, or appear to create, a conflict between the interests of the Company and Employee are prohibited. The Company recognizes the right of employees to engage in activities outside of their employment that are of a private nature and unrelated to the Company’s business. However, Employee must disclose any possible conflicts so that the Company may assess and prevent potential conflicts of interest from arising. A potential or actual conflict of interest may occur when an employee is in a position to influence a business decision that may result in personal gain to the employee, a family member, or personal acquaintance. It is not possible to specify every action that might create a conflict of interest. Any question regarding whether an action or proposed course of conduct could create, or appear to create, a conflict of interest should immediately be presented to the Board Chair or the Human Resources Department for review.

By accepting this offer, you understand and acknowledge that this letter sets forth all the elements of our employment offer, and that it supersedes all prior agreements and understandings between you and our Company regarding this offer. You further understand and agree that this letter does not create a contract of employment or obligation on our Company or any other person to employ you or to continue your employment for any period of time, and you acknowledge that your employment will be at-will and that either you or our Company may terminate your employment at any time, for any reason, with or without cause.

7.   Remote Work: It is understood that Andy will work remotely from his home office in NJ and be at the Company office 3 days every other week. There may be some occasional business travel that will interrupt this normal cadence.

Miscellaneous Item:

It is understood that Andy has exiting engagements with Cinema Lab, a hotel in Puerto Rico and Conduit Capital. None of these will be worked on in company time and be wound down in due course or require termination if position moves from interim CFO to CFO.

Andrew Childs	Scott Maskin, CEO